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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                                    COMMISSION FILE NO.: 0-16105
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

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(CHECK ONE): [ ]FORM 10-K   [X]FORM 11-K   [ ]FORM 20-F   [ ]FORM 10-Q  [ ]FORM N-SAR

       FOR PERIOD ENDED: DECEMBER 31, 2004.

[ ]TRANSITION REPORT ON FORM 10-K     [ ]TRANSITION REPORT ON FORM 10-Q        [ ]TRANSITION REPORT ON FORM 20-F
[ ]TRANSITION REPORT ON FORM N-SAR    [ ]TRANSITION REPORT ON FORM 11-K

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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
                          PART I REGISTRANT INFORMATION

                              STONEPATH GROUP, INC.
                           401(K) PROFIT SHARING PLAN
          ------------------------------------------------------------
                            (Full name of registrant)


                           1930 6th Ave. S., Suite 401
          ------------------------------------------------------------
          (Address of principal executive offices (street and number))

                                Seattle, WA 98134
          ------------------------------------------------------------
                           (City, state and zip code)

                                 (206) 624-4354
          ------------------------------------------------------------
              (Registrant's telephone number, including area code)


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                        PART II RULES 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

             |       (a)      The reasons described in reasonable detail in
             |                Part III of this form could not be eliminated
             |                without unreasonable effort or expense;
             |
             |       (b)      The subject annual report, semi-annual report,
             |                transition report on Form 10-K, Form 20-F, 11-K
             |                or Form N-SAR, or portion thereof, will be filed
   [X]       |                on or before the fifteenth calendar day
             |                following the prescribed due date; or the
             |                subject quarterly report or transition report on
             |                Form 10-Q, or portion thereof, will be filed on
             |                or before the fifth calendar day following the
             |                prescribed due date; and
             |
             |       (c)      The accountant's statement or other exhibit
             |                required by Rule 12b-25(c) has been attached if
             |                applicable.
             |

                               PART III NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q and N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

         The registrant, the Stonepath Group, Inc. 401(K) Profit Sharing Plan (the "Plan"), has had insufficient time to prepare plan financial statements for the year ended December 31, 2004, including the preparation of a Form 5500 in accordance with the financial reporting requirements of ERISA (and permitted pursuant to Item No. 4 of the Required Information section of Form 11-K). The Plan expects to be unable to file the Form 11-K within the prescribed time period and such inability could not be eliminated without unreasonable effort or expense.


                            PART IV OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

              Christopher A. Foster, Authorized Signatory for Advisory Committee, as Plan Administrator (206) 624-4354

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                    [X] Yes   [_] No


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         (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Stonepath Group, Inc.
                           401(K) Profit Sharing Plan
                  (Name of Registrant as specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized, on June 27, 2005.

                             Stonepath Group, Inc.
                             401(K) Profit Sharing Plan


                             By: /s/ Christopher A. Foster
                                 -----------------------------------------
                                 Christopher A. Foster, Authorized Signatory for Advisory Committee, as Plan Administrator